Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
89bio, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-237263 and 333-235577) on Form S-8 of 89bio, Inc. of our report dated March 24, 2021, with respect to the consolidated balance sheet of 89bio, Inc. as of December 31, 2020, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of 89bio, Inc.

/s/ KPMG LLP

San Francisco, California
March 24, 2021